[MAN INVESTMENTS LOGO OMITTED]

                                Man-AHL 130, LLC
                                Account Statement
                              6/1/2008 to 6/30/2008
                                   (Unaudited)


MAN-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                               26,473,894.82

Capital Additions this Period                                                                        484,700.00

Capital Withdrawals this Period                                                                            0.00

         Net Income (Loss) for the Period                                                            400,267.19
                                                                                                 --------------
         End of Period Net Asset Value (6/30/2008)                                                27,358,862.01
                                                                                                 --------------
         Rate of Return for the Period Class A Series 1                                          1.39%

         Rate of Return for the Period Class A Series 2                                          1.50%
         Rate of Return for the Period Class B Series 1                                          1.39%

         Rate of Return for the Period Class B Series 2                                          1.50%

                       INVESTOR STATEMENT OF INCOME (LOSS)

Income

              Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                                837,910.26
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards                     (185,082.26)
              Gain (Loss) From Investments in Other Partnerships                                     (76,221.31)
              Change in Accrued Commissions                                                          (10,203.11)
              Interest Income                                                                         30,948.05
                                                                                                 --------------
                               Total Income                                                          597,351.63

Expenses

              Miscellaneous Fee Expense                                                                 (562.34)
              Management Fee                                                                         (63,241.65)
              Incentive Fee                                                                         (119,228.26)
              Other Expenses                                                                         (45,185.26)
              (Waiver)                                                                                31,133.07
                                                                                                 --------------
                               Total Expenses                                                       (197,084.44)
                                                                                                 --------------
                               Net Income                                                            400,267.19
                                                                                                 --------------

              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (6/1/2008)                                                    26,473,894.82

Capital Contributions this Period                                                                    484,700.00

Capital Redeemed this Period                                                                               0.00

Current Period Net Income (Loss)                                                                     400,267.19
                                                                                                 --------------

                        End of Period Net Asset Value Value (6/30/2008)                           27,358,862.01
                                                                                                 --------------
                        End of Period Net Asset Value Per Unit Class A Series 1 (6/30/2008)              137.40

                        End of Period Net Asset Value Per Unit Class A Series 2 (6/30/2008)              139.11

                        End of Period Net Asset Value Per Unit Class B Series 1 (6/30/2008)              137.10

                        End of Period Net Asset Value Per Unit Class B Series 2 (6/30/2008)              138.81


    To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s/ Alicia B. Derrah
       Alicia B. Derrah, Chief Financial Officer, Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC